EXHIBIT 99.1

CONTACT:	Marilyn Windsor
(702) 304-7149

FOR IMMEDIATE RELEASE
July 13, 2006

SUNTERRA CORPORATION TO ENGAGE INVESTMENT BANKER;

ANNOUNCES CHANGES IN SENIOR MANAGEMENT

LAS VEGAS, July 13, 2006 - Sunterra Corporation (Pink Sheets: SNRR) today announced that the company is in the process of engaging an investment banking firm for the purpose of assessing strategic alternatives for Sunterra, including a potential sale of the company (with the North American and European operations together or separately). The company expects to finalize the engagement prior to the end of July.

As previously disclosed, Sunterra has engaged Chanin Capital to assess, value and assist management in considering strategic alternatives with respect to Sunterra Europe, including a potential sale of Sunterra Europe. Since that time the company has received indications of interest for its European operations from third parties. The company expects that Chanin will provide preliminary analysis to the company regarding Sunterra Europe shortly, and the company intends to take this into account in its evaluation of the alternatives for the entire company.

No decision has been made as to whether Sunterra will engage in a transaction or transactions resulting from its Board of Director’s consideration of strategic alternatives, either with respect to Sunterra or Sunterra Europe, and there can be no assurance that any transaction or transactions will occur or, if undertaken, the terms or timing of such a transaction or transactions.

In other developments, on July 12, 2006, Sunterra’s Board of Directors appointed Keith Maib to serve as the company’s Chief Operating Officer and as an Executive Vice President. Mr. Maib has significant experience managing companies through periods of operational change. Mr. Maib will assist James A. Weissenborn, interim President and Chief Executive Officer, with day-to-day operations and other company matters.

Also on July 12, 2006, the Board appointed Derek Kanoa to serve as a Senior Vice President-Sales, to replace Andrew Gennuso, who resigned effective July 21, 2006, in order to pursue other opportunities within the timeshare industry. Mr. Kanoa, currently Vice President of Sales for the Western Region, joined Sunterra as a sales agent in 1995 at the company’s resort on Kauai, Poipu Point, HI, and held several positions of increasing responsibility in the company’s sales operation, most recently as the head of Western sales.

About Sunterra
Sunterra is one of the world's largest vacation ownership companies with more than 318,000 owner families and nearly 100 branded or affiliated vacation ownership resorts throughout the continental United States and Hawaii, Canada, Europe, the Caribbean and Mexico. Sunterra news releases, as well as additional news and information on the company, can be found at www.sunterra.com.

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Forward-Looking Statements; Risks and Uncertainties

Statements contained in this document that disclose the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The Company cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. For example, future results, performance and achievements may be affected by our ability to successfully implement our strategic, operational and marketing plan including the cost reduction plan of our European operations, the actual amount of the pretax restructuring charge, the actual amount of the cash expenditures associated with the restructuring plan, general economic conditions, including a global economic downturn, the impact of war and terrorist activity, business and financing conditions, foreign exchange fluctuations, governmental and regulatory actions, the cyclicality of the vacation ownership industry, relationships with key employees, domestic and international political and geopolitical conditions, competition, downturns in leisure travel patterns, risk associated with the level and structure of our indebtedness, risk associated with potential acquisitions and dispositions and other circumstances and uncertainties. In addition, potential risks and uncertainties include, among other things: (1) the results of the Audit and Compliance Committee investigation and review of the allegations; (2) expectations as to the timing of the completion of such investigation by the Committee and its independent counsel, the Company’s review, restatement and filing of its previously issued financial statements and its assessment of the effectiveness of disclosure controls and procedures and internal control over financial reporting, the review and filing of the Company’s Form 10-Q for the fiscal quarter ended March 31, 2006, and the issuance of interim financial results for the Company; (3) expectations as to the timing of engaging a new independent registered public accounting firm and as to the level of cooperation from the Company’s former accounting firm; (4) the effects of the delisting of the Company’s common stock from The Nasdaq National Market and removal of the Company’s warrants from the OTC Bulletin Board and the quotation of the Company’s common stock and warrants in the “Pink Sheets,” including any adverse effects relating to the trading of the stock or warrants due to, among other things, the absence of market makers; (5) the effects of any required restatement adjustments to previously issued financial statements and possible material weaknesses in internal control over financial reporting; (6) the effects of any lawsuits or governmental investigations alleging among other things, violations of federal securities laws, by the Company or any of its directors or executive officers; (7) the possibility that any default under the Company’s financing arrangements, including our Senior Finance Facility and Senior Subordinated Convertible Notes could cause acceleration of repayment of the entire principal amounts and accrued interest on such arrangements; (8) the effects of new accounting pronouncements; (9) personnel changes may adversely affect the Company’s business; (10) expectations as to the timing of engaging an investment banker; and (11) additional risks and uncertainties and important factors described in the Company’s other press releases and in the Company’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly report on Form 10-Q. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.